Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

BY AND BETWEEN

ASTRONICS CORPORATION

AND

MOD-PAC CORP.

As of December 7, 2002

SEPARATION AND DISTRIBUTION AGREEMENT

        THIS SEPARATION AND DISTRIBUTION AGREEMENT (this "Agreement"), dated as of December 7, 2002, by and between ASTRONICS CORPORATION, a New York corporation ("Astronics"), and MOD-PAC CORP., a New York corporation ("MOD-PAC").

RECITALS

        WHEREAS, the respective Boards of Directors of Astronics and MOD-PAC have approved and deemed advisable the separation of the MOD-PAC Business (as hereinafter defined) from Astronics (the "Separation"), pursuant to the terms and provisions of this Agreement;

        WHEREAS, to effect the Separation, (i) all of the assets and liabilities of the MOD-PAC Business not currently held by MOD-PAC will be assigned to and assumed by MOD-PAC, (ii) Astronics will distribute to holders of shares of Astronics Common Stock all of the outstanding shares of MOD-PAC Common Stock owned by Astronics and (iii) Astronics will distribute to holders of shares of Astronics Class B Stock all of the outstanding shares of MOD-PAC Class B Stock owned by Astronics;

        WHEREAS, the Distribution is intended to qualify as a tax-free spin-off under Section 355 of the Code; and

        WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation, the Distribution and certain other agreements that will govern certain matters relating to the Separation, the Distribution and the relationship between Astronics and MOD-PAC following the Distribution.

        NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

        Section 1.1 Defined Terms.

        For the purpose of this Agreement, in addition to the words and phrases that are defined in the body of this Agreement, the following terms shall have the following meanings:

        "Action" means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state or local Governmental Authority or any arbitration or mediation tribunal.

        "Additional MOD-PAC Assets" mean:

        (a) all MOD-PAC Assets not currently held, directly or indirectly, by MOD-PAC;

        (b) any and all assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be transferred to MOD-PAC;

        (c) any Assets reflected in the MOD-PAC Balance Sheet but not currently held by MOD-PAC, subject to any dispositions of such Assets subsequent to the date of the MOD-PAC Balance Sheet;

        (d) any MOD-PAC Contracts; and

        (e) any and all Assets owned or held immediately prior to the Distribution Date by Astronics or any of its Subsidiaries that are used primarily in the MOD-PAC Business. The intention of this clause (e) is only to rectify any inadvertent omission of transfer or conveyance of any Assets that, had the parties given specific consideration to such Asset as of the date hereof, would have otherwise been classified as an MOD-PAC Asset. No Asset shall be deemed to be an MOD-PAC Asset solely as a result of this clause (e) if such Asset is within the category or type of Asset expressly covered by the subject matter of an Ancillary Agreement. In addition, no Asset shall be deemed an MOD-PAC Asset solely as a result of this clause (e) unless a claim with respect thereto is made by MOD-PAC on or prior to the first anniversary of the Distribution Date.

        Notwithstanding the foregoing, the Additional MOD-PAC Assets shall not include the Excluded Assets.

        "Additional MOD-PAC Liabilities" mean, in each case, whether arising before, on or after the Distribution Date:

        (a) all MOD-PAC Liabilities to which to which MOD-PAC is not currently directly or indirectly subject;

        (b) any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be assumed by MOD-PAC, and all agreements, obligations and Liabilities of any member of the MOD-PAC Group under this Agreement or any of the Ancillary Agreements;

        (c) all Liabilities to the extent relating to, arising out of or resulting from the operation of the MOD-PAC Business, as conducted at any time prior to, on or after the Distribution Date, or the operation of any business conducted by the MOD-PAC Group at any time after the Distribution Date;

        (d) all Liabilities to the extent relating to, arising out of or resulting from any Additional MOD-PAC Asset; and

        (e) all Liabilities reflected as liabilities or obligations of MOD-PAC in the MOD-PAC Balance Sheet but that are not currently direct or indirect Liabilities of MOD-PAC, subject to any discharge of such Liabilities subsequent to the date of the MOD-PAC Balance Sheet.

        Notwithstanding the foregoing, the Additional MOD-PAC Liabilities shall not include the Excluded Liabilities.

        "Affiliate" of any Person means a Person that controls, is controlled by, or is under common control with such Person. As used herein, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

        "Agent" means the distribution agent to be appointed by Astronics to distribute to the shareholders of Astronics all of the shares of MOD-PAC Common Stock and MOD-PAC Class B Stock held by Astronics pursuant to the Distribution.

        "Ancillary Agreements" mean the Employee Benefits Agreement and other related agreements thereto, the Interim Services Agreement and the Tax Sharing Agreement.

        "Applicable Deadline" has the meaning set forth in Section 8.3.

        "Arbitration Demand Notice" has the meaning set forth in Section 8.3.

        "Arbitration Panel" has the meaning set forth in Section 8.5.

        "Assets" means assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

        "Astronics Business" means: (a) the aerospace-electronics business and operations currently carried on by Astronics and (b) all other businesses currently or formerly conducted by Astronics not otherwise included in the MOD-PAC Business.

        "Astronics Class B Stock" means the Class B Stock, $.01 par value per share, of Astronics.

        "Astronics Common Stock" means the Common Stock, $.01 par value per share, of Astronics.

        "Astronics Group" means Astronics and each Person (other than any member of the MOD-PAC Group) that is an Affiliate of Astronics immediately after the Distribution Date.

        "Astronics Indemnitees" has the meaning set forth in Section 4.2.

        "Astronics Liabilities" means all of the Liabilities of Astronics and the Astronics Group, other than the MOD-PAC Liabilities and the Additional MOD-PAC Liabilities.

        "Change in MOD-PAC Stock Ownership" means any change in the ownership of any class of stock of MOD-PAC or of options or other interests exchangeable for or convertible into any class of stock of MOD-PAC including, without limitation, a change resulting from issuance of any class of stock of MOD-PAC in connection with a public offering, private placement, stock or asset acquisition, merger, option grant or capital contribution, or any change in ownership required to be reported on Schedule 13D or 13G (or successor schedules thereto) with the Commission. Notwithstanding the foregoing, a stock issuance shall not include changes in ownership resulting from public trading that are not required to be reported on Schedule 13D or 13G (or successor schedules thereto) or issuances of stock of MOD-PAC upon the exercise of employee stock options in the ordinary course of business. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code following the Distribution and shall be interpreted accordingly. Any clarification or change in the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.

        "Code" means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

        "Commission" means the Securities and Exchange Commission.

        "Consents" means any consents, waivers or approvals from, or notification requirements to, any third parties.

        "Contingent Gain" has the meaning set forth in Section 5.1.

        "Contingent Liability" has the meaning set forth in Section 5.1.

        "Distribution" means (i) the distribution by Astronics on a pro rata basis to holders of Astronics Common Stock of all of the outstanding shares of MOD-PAC Common Stock owned by Astronics on the Distribution Date and (ii) the distribution by Astronics on a pro rata basis to holders of Astronics Class B Stock of all of the outstanding shares of MOD-PAC Class B Stock owned by Astronics on the Distribution Date, all as set forth in Article III.

        "Distribution Date" means the date determined pursuant to Section 3.3 on which the Distribution occurs.

        "Employee Benefits Agreement" means the Employee Benefits Agreement, dated as of December 7, 2002, as amended from time to time, by and between Astronics and MOD-PAC.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

        "Excluded Assets" mean (i) any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by Astronics or any other member of the Astronics Group and (ii) any Exclusive MOD-PAC Contingent Gain and the Shared MOD-PAC Percentage of any Shared Contingent Gain.

        "Excluded Liabilities" mean (i) any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained or assumed by Astronics or any other member of the Astronics Group, (ii) all agreements and obligations of any member of the Astronics Group under this Agreement or any of the Ancillary Agreements and (iii) all Exclusive Astronics Contingent Liabilities and the Shared Astronics Percentage of any Shared Contingent Liabilities.

        "Exclusive Astronics Contingent Gain", "Exclusive Astronics Contingent Liability", "Exclusive MOD-PAC Contingent Gain", "Exclusive MOD-PAC Contingent Liability" And "Exclusive Contingent Liability" have the respective meanings set forth in Section 5.1.

        "Governmental Approvals" means any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

        "Governmental Authority" shall mean any federal, state or local court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

        "Group" means the Astronics Group or the MOD-PAC Group, as the context requires.

        "Indemnifying Party" has the meaning set forth in Section 4.4.

        "Indemnitee" has the meaning set forth in Section 4.4.

        "Indemnity Payment" has the meaning set forth in Section 4.4.

        "Information" means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

        "Information Statement" means the information statement forming part of the Registration Statement.

        "Insurance Policies" means the insurance policies written by any insurance carrier pursuant to which MOD-PAC or its employees or Affiliates will be insured parties after the Distribution Date.

        "Insurance Proceeds" means those monies:

        (a) received by an insured from an insurance carrier;

        (b) paid by an insurance carrier on behalf of the insured; or

        (c) received (including by way of set off) from any third party in the nature of insurance, contribution or indemnification in respect of any Liability;

in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.

        "Interim Services Agreement" means the Interim Services Agreement, dated as of December 7, 2002, as amended from time to time, by and among Astronics, MOD-PAC and Luminescent Systems, Inc..

        "Liabilities" means any and all losses, claims, charges, debts, demands, actions, causes of action, suits, damages, obligations, payments, costs and expenses, sums of money, accounts, reckonings, bonds, specialties, indemnities and similar obligations, exoneration, covenants, contracts, controversies, agreements, promises, doings, omissions, variances, guarantees, make whole agreements and similar obligations, and other liabilities and requirements, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any law, rule, regulation, Action, threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys' fees and any and all costs and expenses, whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions), order or consent decree of any Governmental Authority or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, including those arising under this Agreement or any Ancillary Agreement, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

        "MOD-PAC Assets" means all of the Assets of MOD-PAC.

        "MOD-PAC Balance Sheet" means the unaudited balance sheet of MOD-PAC as of September 28, 2002.

        "MOD-PAC Business" means the printing-packaging business and operations currently carried on by MOD-PAC, but not the business and operation related to the Excluded Assets.

        "MOD-PAC Class B Stock" means the Class B Stock, $.01 par value per share, of MOD-PAC.

        "MOD-PAC Common Stock" means the Common Stock, $.01 par value per share, of MOD-PAC.

        "MOD-PAC Contracts" means the following contracts and agreements to which Astronics or any of its Affiliates is a party or by which it or any of its Affiliates or any of their respective Assets is bound, whether or not in writing, except for any such contract or agreement that is contemplated to be retained by Astronics or any member of the Astronics Group pursuant to any provision of this Agreement or any Ancillary Agreement:

        (a) any contract or agreement entered into in the name of, or expressly on behalf of, MOD-PAC or any division, business unit or member of the MOD-PAC Group;

        (b) any contract or agreement that relates primarily to the MOD-PAC Business;

        (c) any contract or agreement that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be assigned to MOD-PAC or any member of the MOD-PAC Group; and

        (d) any guarantee, indemnity, representation, warranty or other Liability of any member of the MOD-PAC Group or the Astronics Group in respect of any MOD-PAC Contract, any MOD-PAC Liability, any Additional MOD-PAC Liability or the MOD-PAC Business.

        "MOD-PAC Cumulative Ownership Change" means the total percentage Change in MOD-PAC Stock Ownership and shall be calculated by multiplying (a) a fraction, (i) the numerator of which is the sum of (A) the total number of shares of MOD-PAC stock proposed to be issued or for which there is a change in ownership in the proposed Change in MOD-PAC Stock Ownership and (B) the total number of shares of MOD-PAC stock issued or for which there has been a change in ownership in all prior Changes in MOD-PAC Stock Ownership and (ii) the denominator of which is the total number of shares of MOD-PAC stock that would be outstanding after the proposed Change in MOD-PAC Stock Ownership, by (b) 100.

        "MOD-PAC Group" means MOD-PAC and each other Person that is either controlled directly or indirectly by MOD-PAC immediately after the Distribution Date.

        "MOD-PAC Indemnitees" has the meaning set forth in Section 4.3.

        "MOD-PAC Liabilities" means all of the Liabilities of MOD-PAC.

        "Non-MOD-PAC Assets" means any Assets of Astronics or any of its Affiliates other than MOD-PAC Assets.

        "Person" means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

        "Record Date" means the close of business on the date to be determined by the Astronics Board of Directors as the record date for determining shareholders of Astronics entitled to receive shares of MOD-PAC Common Stock or Class B Stock in the Distribution.

        "Registration Statement" means the registration statement on Form 10 to be filed under the Exchange Act, pursuant to which the MOD-PAC Common Stock and Class B Stock to be issued in the Distribution will be registered, together with all amendments thereto.

        "Securities Act" means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

        "Shared Astronics Percentage, Shared MOD-PAC Percentage, Shared Percentage, Shared Contingent Gain And Shared Contingent Liability" have the respective meanings set forth in Section 5.1.

        "Subsidiary" of any Person means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however that no Person that is not directly or indirectly wholly owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person.

        "Tax" (and with correlative meanings, "Taxes" and "Taxable") means, without limitation and as determined on a jurisdiction by jurisdiction basis, each foreign or U.S. federal, state or local income, alternative or add-on minimum, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or any other tax, custom, tariff, impost, levy, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount related thereto, imposed by any Governmental Authority or any other Person having jurisdiction over the assessment, determination, collection or other imposition thereof.

        "Tax Sharing Agreement" means the Tax Sharing Agreement, dated as of December 7, 2002, as amended, by and between Astronics and MOD-PAC.

        "Third Party Claim" has the meaning set forth in Section 4.5(a).

        "Value" has the meaning set forth in Section 5.1.

ARTICLE II
THE SEPARATION

        Section 2.1 Transfer of Assets and Assumption of Liabilities.

        (a) Astronics hereby agrees on or before the Distribution Date to assign, transfer, convey and deliver to MOD-PAC, and agrees to cause its applicable Subsidiaries to contribute, assign, transfer, convey and deliver to MOD-PAC, and MOD-PAC hereby accepts from Astronics and its Subsidiaries, all of Astronics' and its Subsidiaries' respective right, title and interest in all Additional MOD-PAC Assets.

        (b) MOD-PAC hereby accepts, assumes and agrees from and after the Distribution Date to faithfully perform and fulfill all of the Additional MOD-PAC Liabilities in accordance with their respective terms. From and after the Distribution Date, MOD-PAC shall be responsible for all Additional MOD-PAC Liabilities, regardless of when or where such Additional MOD-PAC Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the date hereof, regardless of where or against whom such Additional MOD-PAC Liabilities are asserted or determined or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of law, fraud or misrepresentation by any member of the Astronics Group or the MOD-PAC Group or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.

        (c) Astronics hereby agrees from and after the Distribution Date to faithfully perform and fulfill all of the Excluded Liabilities in accordance with their respective terms. From and after the Distribution Date, Astronics shall be responsible for all Excluded Liabilities, regardless of when or where such Excluded Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the date hereof, regardless of where or against whom such Excluded Liabilities are asserted or determined or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of law, fraud or misrepresentation by any member of the Astronics Group or the MOD-PAC Group or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.

        (d) In the event that at any time or from time to time (whether prior to or after the Distribution Date), any party hereto (or any member of such party's respective Group), shall receive or otherwise possess any Asset that is allocated to any other Person pursuant to this Agreement or any Ancillary Agreement, such party shall promptly transfer, or cause to be transferred, such Asset to the Person so entitled thereto. Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for any such other Person.

        Section 2.2 Termination of Agreements.

        (a) Except as set forth in Section 2.2(b), in furtherance of the releases and other provisions of Section 4.1 hereof, MOD-PAC and each member of the MOD-PAC Group, on the one hand, and Astronics and each member of the Astronics Group, on the other hand, hereby terminate, any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among MOD-PAC and/or any member of the MOD-PAC Group, on the one hand, and Astronics and/or any member of the Astronics Group, on the other hand, effective as of the Distribution Date. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Distribution Date. Each party shall, at the reasonable request of any other party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

        (b) The provisions of Section 2.2(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (i) this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the parties hereto or any of the members of their respective Groups); (ii) any agreements, arrangements, commitments or understandings to which any Person other than the parties hereto and their respective Affiliates is a party; (iii) any intercompany accounts payable or accounts receivable accrued as of the Distribution Date that are reflected in the books and records of the parties or otherwise documented in writing in accordance with past practices; and (iv) any other agreements, arrangements, commitments or understandings that this Agreement or any Ancillary Agreement expressly contemplates will survive the Distribution Date.

        Section 2.3 Documents Relating to Transfers of Assets and Assumption of Liabilities.

        In furtherance of the assignment, transfer and conveyance of Additional MOD-PAC Assets and the acceptance and assumption of Additional MOD-PAC Liabilities set forth in Section 2.1(a) and (b), simultaneously with the execution and delivery hereof or as promptly as practicable thereafter, (i) Astronics shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of Astronics' and its Subsidiaries' right, title and interest in and to the MOD-PAC Assets to MOD-PAC and (ii) MOD-PAC shall execute and deliver, to Astronics and its Subsidiaries such bills of sale, assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the MOD-PAC Liabilities by MOD-PAC.

        Section 2.4 Ancillary Agreements.

        On the date hereof, but effective as of the date immediately after the Distribution Date, each of Astronics and MOD-PAC will execute and deliver all Ancillary Agreements to which it is a party.

        Section 2.5 Disclaimer of Representations and Warranties.

        (a) Each of Astronics (on behalf of itself and each member of the Astronics Group), and MOD-PAC (on behalf of itself and each member of the MOD-PAC Group) understands and agrees that, except as expressly set forth herein or in any Ancillary Agreement, no party to this Agreement, any Ancillary Agreement or any other agreement or document contemplated by this Agreement, any Ancillary Agreement or otherwise, is representing or warranting in any way as to the Assets, businesses or Liabilities transferred or assumed as contemplated hereby or thereby, as to any consents or approvals required in connection therewith, as to the value of, or any other matter concerning, any Assets of such party, or as to the absence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other Asset, including any accounts receivable, of any party, or as to the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any Asset or thing of value upon the execution, delivery and filing hereof or thereof. Except as may expressly be set forth herein or in any Ancillary Agreement, all such Assets are being transferred on an "as is," "where is" basis (and, in the case of any real property, by means of a quitclaim or similar form deed or conveyance) and the respective transferees shall bear the economic and legal risks that any conveyance shall prove to be insufficient to vest in the transferee good and marketable title.

        Section 2.6 Governmental Approvals and Consents.

        (a) If and to the extent that the valid, complete and perfected transfer or assignment to MOD-PAC of any Additional MOD-PAC Assets (or from MOD-PAC of any Non-MOD-PAC Assets) would be a violation of applicable laws or require any Consent or Governmental Approval in connection with the Separation or the Distribution, then, unless Astronics and MOD-PAC shall otherwise determine, the transfer or assignment to or from MOD-PAC, as the case may be, of such Additional MOD-PAC Assets or Non-MOD-PAC Assets, respectively, shall be automatically deemed deferred and any such purported transfer or assignment shall be null and void until such time as all legal impediments are removed and/or such Consents or Governmental Approvals have been obtained.

        (b) If the transfer or assignment of any Assets intended to be transferred or assigned hereunder is not consummated prior to or at the Distribution Date, whether as a result of the provisions of Section 2.6(a) or for any other reason, then the Person retaining such Asset shall thereafter hold such Asset for the use and benefit, insofar as reasonably possible, of the Person entitled thereto (at the expense of the Person entitled thereto). In addition, the Person retaining such Asset shall take such other actions as may be reasonably requested by the Person to whom such Asset is to be transferred in order to place such Person, insofar as reasonably possible, in the same position as if such Asset had been transferred as contemplated hereby and so that all the benefits and burdens relating to such Additional MOD-PAC Assets (or such Non-MOD-PAC Assets, as the case may be), including possession, use, risk of loss, potential for gain, and dominion, control and command over such Assets, are to inure from and after the Distribution Date to MOD-PAC (or the Astronics Group, as the case may be).

        (c) If and when the Consents and/or Governmental Approvals, the absence of which caused the deferral of transfer of any Asset pursuant to Section 2.6(a), are obtained, the transfer of the applicable Asset shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

        (d) The Person retaining an Asset due to the deferral of the transfer of such Asset shall not be obligated in connection with the foregoing to expend any money unless the necessary funds are advanced by the Person entitled to the Asset, other than reasonable out-of-pocket expenses, attorneys' fees and recording or similar fees, all of which shall be promptly reimbursed by the Person entitled to such Asset.

        Section 2.7 Assignment of Additional MOD-PAC Liabilities.

        (a) Each of Astronics and MOD-PAC, at the request of the other, shall use its reasonable best efforts to obtain, or to cause to be obtained, any consent, substitution, approval or amendment required to assign all obligations under agreements, leases, licenses and other obligations or Liabilities of any nature whatsoever that constitute Additional MOD-PAC Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than any member of the MOD-PAC Group, so that, in any such case, MOD-PAC will be solely responsible for such Liabilities; provided, however, that none of Astronics or MOD-PAC shall be obligated to pay any consideration therefor to any third party from whom such consents, approvals, substitutions and amendments are requested.

        (b) If Astronics and MOD-PAC are unable to obtain, or to cause to be obtained, any such required consent, approval, release, substitution or amendment, the applicable member of the Astronics Group shall continue to be bound by such agreements, leases, licenses and other obligations and, unless not permitted by law or the terms thereof, MOD-PAC shall, as agent or subcontractor for Astronics or such other Person and where appropriate in the name thereof, as the case may be, pay, perform and discharge fully all the obligations or other Liabilities of Astronics or such other Person, as the case may be, thereunder from and after the date hereof. MOD-PAC shall indemnify each Astronics Indemnitee and hold each of them harmless against any Liabilities arising in connection therewith. Astronics shall, without further consideration, pay and remit, or cause to be paid or remitted to MOD-PAC promptly all money, rights and other consideration received by it or any member of its Group in respect of such performance (unless any such consideration is an Excluded Asset). If and when any such consent, approval, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable, Astronics shall thereafter assign, or cause to be assigned, all its rights, obligations and other Liabilities thereunder or any rights or obligations of any member of its Group to MOD-PAC without payment of further consideration and MOD-PAC shall, without the payment of any further consideration, assume such rights and obligations.

ARTICLE III
THE DISTRIBUTION

        Section 3.1 Actions Prior to the Distribution.

        Each of Astronics and MOD-PAC shall use its reasonable best efforts to consummate the Distribution. Such actions shall include, but not necessarily be limited to, those specified in this Section 3.1 and elsewhere in this Article III.

        (a) Astronics and MOD-PAC shall cooperate in preparing, filing with the Commission and causing to become effective the Registration Statement and any registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement and the Ancillary Agreements.

        (b) Astronics and MOD-PAC shall prepare and mail, on or prior to the Distribution Date, to the holders of Astronics Common Stock and Astronics Class B Stock, such information concerning MOD-PAC, its business, operations and management, the Distribution and such other matters as Astronics shall reasonably determine and as may be required by law. Astronics and MOD-PAC will prepare, and MOD-PAC will, to the extent required under applicable law, file with the Commission any such documentation and any requisite no action letters which Astronics determines are necessary or desirable to effectuate the Separation and the Distribution and Astronics and MOD-PAC shall each use its reasonable best efforts to obtain all necessary approvals from the Commission with respect thereto as soon as practicable.

        (c) Astronics and MOD-PAC shall take all such action as may be necessary or appropriate under the securities or blue sky laws of the United States (and any comparable laws under any foreign jurisdiction) in connection with the Distribution.

        (d) MOD-PAC shall prepare and file, and shall use its reasonable best efforts to have approved, an application for the listing of the MOD-PAC Common Stock to be distributed in the Distribution on the Nasdaq National market, subject to official notice of issuance.

        (e) Astronics and MOD-PAC shall consult with each other and Astronics' financial advisors regarding the timing, exchange ratio and other material matters with respect to the Distribution.

        (f) MOD-PAC and Astronics shall take all necessary corporate action to amend and/or restate the certificate of incorporation and by-laws of MOD-PAC substantially in the form of the current certificate of incorporation and by-laws of Astronics.

        (g) All third party costs, fees and expenses relating to the costs of producing, printing, mailing and otherwise distributing the Information Statement shall be paid by Astronics and reimbursed by MOD-PAC to the extent and in the manner provided in the Interim Services Agreement.

        Section 3.2 Conditions Precedent to Consummation of the Distribution.

        (a) As soon as practicable after the date of this Agreement, the parties hereto shall use their reasonable best efforts to satisfy the following conditions to the consummation of the Distribution. The obligations of the parties to consummate the Distribution shall be conditioned on the satisfaction, or waiver by Astronics, of the following conditions:

                (i) the Registration Statement shall have been filed and declared effective by the Commission, and there shall be no stop-order in effect with respect thereto and no proceeding for that purpose shall have been instituted by the Commission;

                (ii) the actions and filings with regard to state securities and blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) described in Section 3.1(c) shall have been taken and, where applicable, have become effective or been accepted;

                (iii) the amendment and/or restatement of the certificate of incorporation and by-laws of MOD-PAC described in Section 3.1(f) shall have been completed;

                (iv) the MOD-PAC Common Stock to be issued in the Distribution shall have been accepted for quotation on the Nasdaq National Market, on official notice of issuance;

                (v) a private letter ruling from the Internal Revenue Service shall have been obtained, and shall continue in effect, to the effect that, among other things, the Distribution will qualify as a tax-free distribution for federal income tax purposes under Section 355 of the Code, and such ruling shall be in form and substance satisfactory to Astronics in its sole discretion;

                (vi) any material Governmental Approvals and Consents necessary to consummate the Distribution shall have been obtained and be in full force and effect;

                (vii) no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution shall be in effect and no other event outside the control of Astronics shall have occurred or failed to occur that prevents the consummation of the Distribution;

                (viii) no other events or developments shall have occurred subsequent to the date hereof that, in the judgment of the Astronics Board of Directors, would result in the Distribution having a material adverse effect on Astronics or on the shareholders of Astronics; and

                (ix) this Agreement shall not have been terminated.

        (b) The foregoing conditions are for the sole benefit of Astronics and shall not give rise to any duty on the part of Astronics or the Astronics Board of Directors to waive or not waive such conditions or required actions or in any way limit Astronics' right to terminate this Agreement as set forth in Article X or alter the consequences of any such termination from those specified in such Article.

        Section 3.3 The Distribution.

        (a) Subject to Section 3.2 hereof, on such date as the Astronics Board of Directors may determine in its sole discretion (the "Distribution Date"), Astronics (i) will deliver to the Agent for the benefit of holders of record of Astronics Common Stock and Astronics Class B Stock on the Record Date, (A) a single stock certificate, endorsed by Astronics in blank, representing all of the outstanding shares of MOD-PAC Common Stock then owned by Astronics or any member of the Astronics Group and (B) a single stock certificate, endorsed by Astronics in blank, representing all of the outstanding shares of MOD-PAC Class B Stock then owned by Astronics or any member of the Astronics Group and (ii) shall cause the transfer agent for the shares of Astronics Common Stock and Astronics Class B Stock to instruct the Agent to distribute on the Distribution Date the appropriate number of such shares of MOD-PAC Common Stock and MOD-PAC Class B Stock to each such holder or designated transferee or transferees of such holder on the basis of 1 share of MOD-PAC Common Stock for every 2 shares of Astronics Common Stock and 1 share of MOD-PAC Class B Stock for every 2 shares of Astronics Class B Stock which issuance may, in part, be in the form of direct share registration and (iii) shall cause any remaining shares of MOD-PAC Common Stock and MOD-PAC Class B Stock represented by such certificate that are not required for the Distribution to be cancelled. The Distribution shall be effective at 11:59 p.m. on the Distribution Date.

        (b) Astronics and MOD-PAC, as the case may be, will provide to the Agent all share certificates and any information required in order to complete the Distribution on the basis specified above.

        Section 3.4 Fractional Shares.

        As soon as practicable after the Distribution Date, Astronics shall direct the Agent (a) to determine as of the Record Date the number of whole shares and fractional shares of MOD-PAC Common Stock and MOD-PAC Class B Stock allocable to each holder of record or beneficial owner of Astronics Common Stock and Class B Stock, (b) to aggregate all such fractional shares and sell the whole shares obtained thereby at the direction of Astronics either to Astronics, in open market transactions or otherwise, in each case at then prevailing trading prices and (c) to cause to be distributed to each such holder or for the benefit of each such beneficial owner, in lieu of any fractional share, such holder's or owner's ratable share of the proceeds of such sale, after making appropriate deductions of the amount required to be withheld for federal income tax purposes and after deducting an amount equal to all brokerage charges, commissions and transfer taxes attributed to such sale.

ARTICLE IV
MUTUAL RELEASES; INDEMNIFICATION

        Section 4.1 Release of Pre-Distribution Claims.

        (a) Except as provided in Section 4.1(c), effective as of the Distribution Date, MOD-PAC does hereby, for itself and each other member of the MOD-PAC Group, their respective successors and assigns, and all Persons who at any time prior to the Distribution Date have been shareholders, directors, officers, agents or employees of any member of the MOD-PAC Group (in each case, in their respective capacities as such), remise, release and forever discharge each of Astronics, the members of the Astronics Group, their successors and assigns, and all Persons who at any time prior to the Distribution Date have been shareholders, directors, officers, agents or employees of any member of the Astronics Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the transactions and all other activities to implement the Separation and the Distribution.

        (b) Except as provided in Section 4.1(c), effective as of the Distribution Date, Astronics does hereby, for itself and each other member of the Astronics Group, their respective successors and assigns, and all Persons who at any time prior to the Distribution Date have been shareholders, directors, officers, agents or employees of any member of the Astronics Group (in each case, in their respective capacities as such), remise, release and forever discharge MOD-PAC, each member of the MOD-PAC Group, their respective successors and assigns, and all Persons who at any time prior to the Distribution Date have been shareholders, directors, officers, agents or employees of any member of the MOD-PAC Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the transactions and all other activities to implement the Separation and the Distribution.

        (c) Nothing contained in Section 4.1(a) or (b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in Section 2.2(b) not to terminate as of the Distribution Date, in each case in accordance with its terms. Nothing contained in Section 4.1(a) or (b) shall release any Person from:

        (i) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;

        (ii) any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of any other Group prior to the Distribution Date;

        (iii) any Liability that the parties may have with respect to indemnification or contribution pursuant to this Agreement for claims brought against the parties by third Persons, which Liability shall be governed by the provisions of this Article IV and Article V and, if applicable, the appropriate provisions of the Ancillary Agreements; or

        (iv) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 4.1.

        In addition, nothing contained in Section 4.1(a) shall release Astronics from honoring its existing obligations to indemnify any director, officer or employee of MOD-PAC who was a director, officer or employee of Astronics on or prior to the Distribution Date, to the extent such director, officer or employee becomes a named defendant in any litigation involving Astronics and was entitled to such indemnification pursuant to then existing obligations.

        (d) MOD-PAC shall not make, and shall not permit any member of the MOD-PAC Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Astronics or any member of the Astronics Group or any other Person released pursuant to Section 4.1(a), with respect to any Liabilities released pursuant to Section 4.1(a). Astronics shall not, and shall not permit any member of the Astronics Group, to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against MOD-PAC or any member of the MOD-PAC Group, or any other Person released pursuant to Section 4.1(b), with respect to any Liabilities released pursuant to Section 4.l(b).

        (e) It is the intent of Astronics and MOD-PAC by virtue of the provisions of this Section 4.1 to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution Date, between or among MOD-PAC or any member of the MOD-PAC Group, on the one hand, and Astronics or any member of the Astronics Group, on the other hand, except as expressly set forth in Section 4.1(c). At any time, at the request of any other party, each party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

        Section 4.2 Indemnification by MOD-PAC.

        Except as provided in Section 4.4, MOD-PAC shall indemnify defend and hold harmless Astronics, each member of the Astronics Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Astronics Indemnitees") from and against any and all Liabilities of the Astronics Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

        (a) the failure of MOD-PAC or any other member of the MOD-PAC Group or any other Person to pay, perform or otherwise promptly discharge any MOD-PAC Liabilities or Additional MOD-PAC Liabilities in accordance with their respective terms, whether prior to or after the date hereof;

        (b) the MOD-PAC Business, any MOD-PAC Liability or any Additional MOD-PAC Liability;

        (c) any material breach by MOD-PAC or any member of the MOD-PAC Group of this Agreement or any of the Ancillary Agreements;

        (d) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Registration Statement or the Information Statement.

        Section 4.3 Indemnification by Astronics.

        Astronics shall indemnify, defend and hold harmless MOD-PAC, each member of the MOD-PAC Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "MOD-PAC Indemnitees"), from and against any and all Liabilities of the Astronics Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

        (a) the failure of Astronics or any other member of the Astronics Group or any other Person to pay, perform or otherwise promptly discharge any Liabilities of the Astronics Group other than the MOD-PAC Liabilities whether prior to or after the date hereof;

        (b) the Astronics Business or any Astronics Liability or Additional Astronics Liabilities; and

        (c) any material breach by Astronics or any member of the Astronics Group of this Agreement or any of the Ancillary Agreements.

        Section 4.4 Indemnification Obligations Net of Insurance Proceeds.

        (a) The parties intend that any Liability subject to indemnification or reimbursement pursuant to this Article IV or Article V will be net of Insurance Proceeds that actually reduce the amount of the Liability. Accordingly, the amount which any party (an "Indemnifying Party") is required to pay to any Person entitled to indemnification hereunder (an "Indemnitee") will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnitee in reduction of the related Liability. If an Indemnitee receives a payment (an "Indemnity Payment") required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds had been received, realized or recovered before the Indemnity Payment was made.

        (b) In the case of any Shared Contingent Liability, any Insurance Proceeds actually received, realized or recovered by any party in respect of the Shared Contingent Liability will be shared among the parties in such manner as may be necessary so that the obligations of the parties for such Shared Contingent Liability, net of such Insurance Proceeds, will remain in proportion to their respective Shared Percentages, regardless of which party or parties may actually receive, realize or recover such Insurance Proceeds.

        (c) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a "wind-fall" (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof. Nothing contained in this Agreement or any Ancillary Agreement shall obligate any member of any Group to seek to collect or recover any Insurance Proceeds.

        Section 4.5 Procedures for Indemnification of Third Party Claims.

        (a) If an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the Astronics Group or the MOD-PAC Group of any claim or of the commencement by any such Person of any Action (collectively, a "Third Party Claim") with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 4.2 or 4.3, or any other Section of this Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof within 20 days after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. If any Person shall receive notice or otherwise learn of the assertion of a Third Party Claim which may reasonably be determined to be a Shared Contingent Liability, such Person shall give the other party to this Agreement written notice thereof within 20 days after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnitee or other Person to give notice as provided in this Section 4.5(a) shall not relieve the related Indemnifying Party of its obligations under this Article IV, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.

        (b) If the Indemnitee receiving any notice pursuant to Section 4.5(a) or the other party to this Agreement believes that the Third Party Claim is or may be a Shared Contingent Liability, such Indemnitee or other party shall so notify the Indemnifying Party in writing. Unless the parties have acknowledged that the applicable Third Party Claim is not a Shared Contingent Liability, Astronics shall be entitled (but not obligated) to assume the defense of such Third Party Claim as if it were the Indemnifying Party hereunder. In any such event, Astronics shall be entitled to reimbursement of all the costs and expenses of such defense once a final determination or acknowledgment is made as to the status of the Third Party Claim; provided that, if such Third Party Claim is determined to be a Shared Contingent Liability, such costs and expenses shall be shared as provided in Section 4.5(c).

        (c) Astronics shall assume the defense of, and may, subject to Section 4.5(g), seek to settle or compromise, any Third Party Claim that is a Shared Contingent Liability, and the costs and expenses thereof shall be included in the calculation of the amount of the applicable Shared Contingent Liability in determining the reimbursement obligations of the other parties with respect thereto pursuant to Section 5.4. Any Indemnitee in respect of a Shared Contingent Liability shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but all fees and expenses of such counsel shall be the expense of such Indemnitee.

        (d) Other than in the case of a Shared Contingent Liability, an Indemnifying Party may elect to defend (and, unless the Indemnifying Party has specified any reservations or exceptions, to seek to settle or compromise), at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any Third Party Claim. Within 30 days after the receipt of notice from an Indemnitee in accordance with Section 4.5(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party will assume responsibility for defending such Third Party Claim, which election shall specify any reservations or exceptions. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee except as set forth in the next sentence. In the event that (i) the Third Party Claim is not a Shared Contingent Liability and (ii) the Indemnifying Party has elected to assume the defense of the Third Party Claim but has specified, and continues to assert, any reservations or exceptions in such notice, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnitees shall be borne by the Indemnifying Party.

        (e) Other than in the case of a Shared Contingent Liability, if an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in Section 4.5(d), such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party.

        (f) Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third Party Claim that is not a Shared Contingent Liability without the consent of the Indemnifying Party. No Indemnitee may settle or compromise any Third Party Claim that is a Shared Contingent Liability without the consent of Astronics.

        (g) In the case of a Third Party Claim that is not a Shared Contingent Liability, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third Party Claim without the consent of the Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly against any Indemnitee. In the case of a Third Party Claim that is a Shared Contingent Liability, Astronics shall not consent to entry of any judgment or enter into any settlement of the Third Party Claim without the consent of the Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against any Indemnitee.

        (h) The provisions of Section 4.5 and Section 4.6 shall not apply to Taxes (which are covered by the Tax Sharing Agreement).

        Section 4.6 Additional Matters.

        (a) Any claim on account of a Liability which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements.

        (b) In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim; provided, however, that Astronics shall be entitled to control the prosecution of any such right, defense or claim in respect of any Shared Contingent Liability.

        (c) In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the parties shall endeavor to substitute the Indemnifying Party for the named defendant or, in the case of a Shared Contingent Liability, add the Indemnifying Party as a named defendant, if at all practicable. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this section, subject to section 5.4 with respect to Shared Contingent Liabilities, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys' fees, experts fees and all other external expenses), the costs of any judgment or settlement, and the cost of any interest or penalties relating to any judgment or settlement.

        Section 4.7 Remedies Cumulative.

        The remedies provided in this Article IV shall be cumulative and, subject to the provisions of Article VIII, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

        Section 4.8 Survival of Indemnities.

        The rights and obligations of each of Astronics and MOD-PAC and their respective Indemnitees under this Article IV shall survive the sale or other transfer by any party of any Assets or businesses or the assignment by it of any Liabilities.

ARTICLE V
CONTINGENT GAINS AND CONTINGENT LIABILITIES

        Section 5.1 Definitions Relating to Contingent Gains and Contingent Liabilities.

        For the purpose of this Agreement the following terms shall have the following meanings:

        (a) "Contingent Gain" means any claim or other right of Astronics, MOD-PAC or any of their respective Affiliates, whenever arising, against any Person other than Astronics, MOD-PAC or any of their respective Affiliates, if and to the extent that (i) such claim or right has accrued as of the Distribution Date (based on then existing law) and (ii) the existence or scope of the obligation of such other Person as of the Distribution Date was not acknowledged, fixed or determined in any material respect, due to a dispute or other uncertainty as of the Distribution Date or as a result of the failure of such claim or other right to have been discovered or asserted as of the Distribution Date. A claim or right meeting the foregoing definition shall be considered a Contingent Gain regardless of whether there was any Action pending, threatened or contemplated as of the Distribution Date with respect thereto. For purposes of the foregoing, a claim or right shall be deemed to have accrued as of the Distribution Date if all the elements of the claim necessary for its assertion shall have occurred on or prior to the Distribution Date, such that the claim or right, were it asserted in an Action on or prior to the Distribution Date, would not be dismissed by a court on ripeness or similar grounds. Notwithstanding the foregoing, none of (i) any Insurance Proceeds, (ii) any Excluded Assets, (iii) any reversal of any litigation or other reserve, or (iv) any matters relating to Taxes (which are governed by the Tax Sharing Agreement) shall be deemed to be a Contingent Gain.

        (b) "Contingent Liability" means any Liability, other than Liabilities for Taxes (which are governed by the Tax Sharing Agreement), of Astronics, MOD-PAC or any of their respective Affiliates, whenever arising, to any Person other than Astronics, MOD-PAC or any of their respective Affiliates, if and to the extent that (i) such Liability has accrued as of the Distribution Date (based on then existing law) and (ii) the existence or scope of the obligation of Astronics, MOD-PAC or any of their respective Affiliates as of the Distribution Date with respect to such Liability was not acknowledged, fixed or determined in any material respect, due to a dispute or other uncertainty as of the Distribution Date or as a result of the failure of such Liability to have been discovered or asserted as of the Distribution Date (it being understood that the existence of a litigation or other reserve with respect to any Liability shall not be sufficient for such Liability to be considered acknowledged, fixed or determined). In the case of any Liability a portion of which had accrued as of the Distribution Date and a portion of which accrues after the Distribution Date, only that portion that had accrued as of the Distribution Date shall be considered a Contingent Liability. For purposes of the foregoing, a Liability shall be deemed to have accrued as of the Distribution Date if all the elements necessary for the assertion of a claim with respect to such Liability shall have occurred on or prior to the Distribution Date, such that the claim, were it asserted in an Action on or prior to the Distribution Date, would not be dismissed by a court on ripeness or similar grounds. For purposes of clarification of the foregoing, the parties agree that no Liability relating to, arising out of or resulting from any obligation of any Person to perform the executory portion of any contract or agreement existing as of the Distribution Date, or to satisfy any obligation accrued under any employee benefit plan, program or arrangement as of the Distribution Date, shall be deemed to be a Contingent Liability.

        (c) "Exclusive Astronics Contingent Gain" means any Contingent Gain if such Contingent Gain primarily relates to any Astronics Business, or if such Contingent Gain is expressly assigned to Astronics pursuant to this Agreement or any Ancillary Agreement.

        (d) "Exclusive Astronics Contingent Liability" means any Contingent Liability if such Contingent Liability primarily relates to any Astronics Business, or if such Contingent Liability is expressly assigned to Astronics pursuant to this Agreement or any Ancillary Agreement.

        (e) "Exclusive Contingent Liability" means any Exclusive Astronics Contingent Liability or Exclusive MOD-PAC Contingent Liability.

        (f) "Exclusive MOD-PAC Contingent Gain" means any Contingent Gain if such Contingent Gain primarily relates to any MOD-PAC Business, or if such Contingent Gain is expressly assigned to MOD-PAC pursuant to this Agreement or any Ancillary Agreement.

        (g) "Exclusive MOD-PAC Contingent Liability" means any Contingent Liability if such Contingent Liability primarily relates to the MOD-PAC Business, or if such Contingent Liability is expressly assigned to MOD-PAC pursuant to this Agreement or any Ancillary Agreement.

        (h) "Shared Contingent Gain" means any Contingent Gain that is not an Exclusive Astronics Contingent Gain or an Exclusive MOD-PAC Contingent Gain.

        (i) "Shared Contingent Liability" means, without duplication, any Contingent Liability that is not an Exclusive Astronics Contingent Liability or an Exclusive MOD-PAC Contingent Liability.

        (j) "Shared MOD-PAC Percentage" means 50%.

        (k) "Shared Astronics Percentage" means 50%.

        (l) "Shared Percentage" means the Shared Astronics Percentage or the Shared MOD-PAC Percentage, as the case may be.

        (m) "Value" means the aggregate amount of all cash payments, the fair market value of all non-cash payments and the incremental cost of providing any goods or services made or provided in respect of any Exclusive Contingent Liability, whether in satisfaction of any judgment, in settlement of any Action or threatened Action or otherwise (including all costs and expenses of defending or investigating any Action or threatened Action), net of: (i) any Insurance Proceeds received or realized in respect of the applicable Exclusive Contingent Liability (applied in reduction of the applicable Liability in the manner contemplated by Section 5.4), (ii) any Tax benefits associated with such payments or the provision of such goods or services (based on assumed effective Tax rate equal to the effective Tax rate of the applicable party for the fiscal year immediately preceding the year in which such payments are made or goods or services provided (it being understood that the effective Tax rate for any party whose earnings for such immediately preceding fiscal year are consolidated for federal income tax purposes with another corporation shall be the effective Tax rate of the corporation filing such federal income tax return for such immediately preceding fiscal year)), (iii) any other amounts recovered (including by way of set off) from a third party in connection with any such Action or threatened Action and (iv) the amount of any reserve, account payable or similar accrual in respect of the Exclusive Contingent Liability, net of any offsetting receivables in respect of such Exclusive Contingent Liability, in each case as reflected on the MOD-PAC Balance Sheet or the audited consolidated balance sheet of Astronics, including the notes thereto, as of September 28, 2002 (and without giving effect to any subsequent adjustment of any such reserve, account payable, accrual or offsetting receivable).

        Section 5.2 Contingent Gains.

        (a) Each of Astronics and MOD-PAC shall have sole and exclusive right to any benefit received with respect to any Exclusive Astronics Contingent Gain, or Exclusive MOD-PAC Contingent Gain, respectively. Each of Astronics and MOD-PAC shall have sole and exclusive authority to commence, prosecute, settle, manage, control, conduct, waive, forego, release, discharge, forgive and otherwise determine all matters whatsoever with respect to any Exclusive Astronics Contingent Gain or Exclusive MOD-PAC Contingent Gain, respectively.

        (b) Any benefit that may be received from any Shared Contingent Gain shall be shared among Astronics and MOD-PAC in proportion to the Shared Astronics Percentage and the Shared MOD-PAC Percentage, respectively, and shall be paid in accordance with Section 5.5. Notwithstanding the foregoing, Astronics shall have sole and exclusive authority to commence, prosecute, settle, manage, control, conduct, waive, forgo, release, discharge, forgive and otherwise determine all matters whatsoever with respect to any Shared Contingent Gain. MOD-PAC shall not take, or permit any member of its Group to take, any action (including commencing any claim) that would interfere with such rights and powers of Astronics. Astronics shall use its reasonable efforts to notify MOD-PAC in the event that it commences an Action with respect to a Shared Contingent Gain; provided that the failure to provide such notice shall not give rise to any rights on the part of MOD-PAC against Astronics or affect any other provision of this Section 5.2. MOD-PAC acknowledges that Astronics may elect not to pursue any Shared Contingent Gain for any reason whatsoever (including a different assessment of the merits of any Action, claim or right than MOD-PAC or any business reasons that are in the best interests of Astronics or a member of the Astronics Group, without regard to the best interests of any member of the MOD-PAC Group) and that no member of the Astronics Group shall have any liability to any Person (including any member of the MOD-PAC Group) as a result of any such determination.

        (c) In the event of any dispute as to whether any claim or right is a Contingent Gain or whether any Contingent Gain is a Shared Contingent Gain, an Exclusive Astronics Contingent Gain or an Exclusive MOD-PAC Contingent Gain, Astronics may, but shall not be obligated to, commence prosecution or other assertion of such claim or right pending resolution of such dispute. In the event that Astronics commences any such prosecution or assertion and, upon resolution of the dispute, it is determined hereunder that MOD-PAC has the exclusive right to such claim or right, Astronics shall, promptly upon the request of MOD-PAC, discontinue the prosecution or assertion of such right or claim and transfer the control thereof to MOD-PAC. In such event, MOD-PAC will reimburse Astronics for all costs and expenses, reasonably incurred prior to resolution of such dispute in the prosecution or assertion of such claim or right.

        Section 5.3 Exclusive Contingent Liabilities.

        Each Exclusive Contingent Liability shall constitute a Liability for which indemnification is provided by Astronics or MOD-PAC, as the case may be, pursuant to Article IV and shall be subject to the procedures set forth in Article IV with respect thereto.

        Section 5.4 Shared Contingent Liabilities.

        (a) As set forth in Section 4.5(c) and subject to Section 4.5(g), Astronics shall assume the defense of, and may seek to settle or compromise, any Third Party Claim that is a Shared Contingent Liability, and the costs and expenses thereof shall be included in the calculation of the amount of the applicable Shared Contingent Liability in determining the reimbursement obligations of the other parties with respect thereto pursuant to this Section 5.4.

        (b) Each of Astronics and MOD-PAC shall be responsible for its Shared Percentage of any Shared Contingent Liability. It shall not be a defense to any obligation by any party to pay any amount in respect of any Shared Contingent Liability that such party was not consulted in the defense thereof, that such party's views or opinions as to the conduct of such defense were not accepted or adopted, that such party does not approve of the quality or manner of the defense thereof or that such Shared Contingent Liability was incurred by reason of a settlement rather than by a judgment or other determination of liability (even if, subject to Section 4.5(g), such settlement was effected without the consent or over the objection of such party).

        Section 5.5 Payments.

        (a) Any amount owed in respect of any Shared Contingent Liabilities including reimbursement for the cost or expense of defense of (i) any Third Party Claim that is a Shared Contingent Liability or (ii) any Shared Contingent Gains pursuant to this Article V shall be remitted promptly after the party entitled to such amount provides an invoice (including reasonable supporting information with respect thereto) to the party owing such amount.

        (a) In the case of any Shared Contingent Liability, Astronics shall be entitled to reimbursement from MOD-PAC in advance of a final determination of any Action for amounts paid in respect of costs and expenses related thereto, from time to time as such costs and expenses are paid. In the case of any Shared Contingent Gain, Astronics shall be entitled to retain from the amount of the Shared Contingent Gain otherwise payable to MOD-PAC, MOD-PAC's Shared Percentage of the costs and expenses paid or incurred by or on behalf of any member of the Astronics Group in connection with such Shared Contingent Gain.

        (b) Any amounts billed and properly payable in accordance with this Article V that are not paid within 30 days of such bill shall bear interest at the rate of 10% per annum.

        Section 5.6 Termination of Certain Provisions.

        The provisions set forth in this Article V related to sharing of Contingent Gains and Contingent Liabilities shall terminate on the third anniversary of the Distribution Date except for (i) any claim or action pending or asserted by either party on or prior to such termination or (ii) any claim or action related to any matter that has a statute of limitations that extends beyond such termination date. Any claim or action referred to in (i) and (ii) above shall survive until the later of the final determination applicable to any such claim or action or for the applicable statute of limitations covering such claim or action.

ARTICLE VI
INSURANCE AND CERTAIN OTHER MATTERS

        Section 6.1 Insurance Matters.

        (a) Except as otherwise provided in any Ancillary Agreement, the parties intend that to the extent permitted by the terms of any applicable policy, MOD-PAC and each other member of the MOD-PAC Group shall be successors-in-interest to all rights that any member of the MOD-PAC Group may have as of the Distribution Date as a subsidiary, affiliate, division or department of Astronics prior to the Distribution Date under any policy of insurance issued to Astronics by any insurance carrier or under any agreements related to such policies executed and delivered prior to the Distribution Date, including any rights such member of the MOD-PAC Group may have, as an insured or additional named insured, subsidiary, affiliate, division or department, to avail itself of any such policy of insurance or any such agreements related to such policies as in effect prior to the Distribution Date.

        (b) This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the Astronics Group in respect of any Insurance Policy or any other contract or policy of insurance.

        (c) MOD-PAC does hereby, for itself and each other member of the MOD-PAC Group, agree that no member of the Astronics Group or any Astronics Indemnitee shall have any Liability whatsoever as a result of the insurance policies and practices of Astronics and its Affiliates as in effect at any time prior to the Distribution Date, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

        (d) Nothing in this Agreement shall be deemed to restrict any member of the MOD-PAC Group from acquiring at its own expense any other insurance policy in respect of any Liabilities or covering any period.

        Section 6.2 Certain Business Matters.

        No member of any Group shall have any duty to refrain from (i) engaging in the same or similar activities or lines of business as any member of any other Group, (ii) doing business with any potential or actual supplier or customer of any member of any other Group, or (iii) engaging in, or refraining from, any other activities whatsoever relating to any of the potential or actual suppliers or customers of any member of any other Group.

        Section 6.3 Late Payments.

        Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within 30 days of such bill, invoice or other demand) shall accrue interest at a rate equal to 10% per annum.

ARTICLE VII
EXCHANGE OF INFORMATION; CONFIDENTIALITY

        Section 7.1 Agreement for Exchange of Information.

        (a) Each of Astronics and MOD-PAC, on behalf of its respective Group, agrees to provide, or cause to be provided, to each other Group, at any time before or after the Distribution Date, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such respective Group which the requesting party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities or tax laws) by a Governmental Authority having jurisdiction over the requesting party, (ii) for use in any other judicial, regulatory, administrative, tax or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, tax or other similar requirements, in each case other than claims or allegations that one party to this Agreement has against the other or (iii) subject to clause (ii) above, to comply with its obligations under this Agreement or any Ancillary Agreement; provided, however, that in the event that any party determines that any such provision of Information could be commercially detrimental, violate any law or agreement or waive any attorney-client privilege, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

        (b) After the Distribution Date, MOD-PAC shall have access during regular business hours (as in effect from time to time) to the documents and objects of historic significance that relate to the MOD-PAC Business that are located in archives retained or maintained by Astronics. MOD-PAC may obtain copies (but not originals) of documents for bona fide business purposes and may obtain objects for exhibition purposes for commercially reasonable periods of time if required for bona fide business purposes, provided that MOD-PAC shall cause any such objects to be returned promptly in the same condition in which they were delivered to MOD-PAC and MOD-PAC shall comply with any rules, procedures or other requirements, and shall be subject to any restrictions (including prohibitions on removal of specified objects), that are then applicable to Astronics. Nothing herein shall be deemed to restrict the access of any member of the Astronics Group to any such documents or objects or to impose any liability on any member of the Astronics Group if any such documents or objects are not maintained or preserved by Astronics.

        (c) After the date hereof, (i) each of Astronics and MOD-PAC shall maintain in effect at its own cost and expense adequate systems and controls to the extent necessary to enable the members of the other Group to satisfy their respective reporting, accounting, audit and other obligations, and (ii) each of Astronics and MOD-PAC shall provide, or cause to be provided, to the other in such form as such other party shall request, at no charge to such other party, all financial and other data and information as such other party determines necessary or advisable in order to prepare its financial statements and reports or filings with any Governmental Authority.

        Section 7.2 Ownership of Information.

        Any Information owned by one Group that is provided to a requesting party pursuant to Section 7.1 shall be deemed to remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

        Section 7.3 Compensation for Providing Information.

        The party requesting such Information agrees to reimburse the other party for the reasonable costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting party. Except as may be otherwise specifically provided elsewhere in this Agreement or in any other agreement between the parties, such costs shall be computed in accordance with the providing party's standard methodology and procedures.

        Section 7.4 Record Retention.

        To facilitate the possible exchange of Information pursuant to this Article VII and other provisions of this Agreement after the Distribution Date, the parties agree to use their reasonable best efforts to retain all Information in their respective possession or control on the Distribution Date in accordance with the policies of Astronics as in effect on the Distribution Date or such other policies as may be reasonably adopted by the applicable party after the Distribution Date. No party will destroy, or permit any of its Subsidiaries to destroy, any Information which the other party may have the right to obtain pursuant to this Agreement prior to the third anniversary of the date hereof without first using its reasonable best efforts to notify the other party of the proposed destruction and giving the other party the opportunity to take possession of such information prior to such destruction; provided, however, that in the case of any Information relating to Taxes, employee benefits or to environmental Liabilities, such period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof) ; provided further, however, that in the event that any such Information is also subject to a retention requirement contained in any Ancillary Agreement that is longer than the requirement contained in this Section 7.4, then the requirement in such agreement shall supersede this Section 7.4.

        Section 7.5 Limitations of Liability.

        No party shall have any liability to any other party in the event that any Information exchanged or provided pursuant to this Agreement which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate in the absence of willful misconduct by the party providing such Information. No party shall have any liability to any other party if any Information is destroyed after reasonable best efforts by such party to comply with the provisions of Section 7.4.

        Section 7.6 Other Agreements Providing for Exchange of Information.

        The rights and obligations granted under this Article VII are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in any Ancillary Agreement.

        Section 7.7 Production of Witnesses; Records; Cooperation.

        (a) After the Distribution Date, except in the case of an adversarial Action by one party against another party, each party hereto shall use its reasonable best efforts to make available to each other party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting party shall bear all costs and expenses in connection therewith.

        (b) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third Party Claim, or if any party chooses to prosecute or otherwise evaluate or to pursue any Contingent Gain, the other parties shall use its reasonable best efforts to make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

        (c) Without limiting the foregoing, the parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions, Contingent Liabilities and Contingent Gains.

        (d) In connection with any matter contemplated by this Section 7.7, the parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any member of any Group.

        Section 7.8 Confidentiality.

        (a) Subject to Section 7.9, each of Astronics and MOD-PAC, on behalf of itself and each member of its respective Group, agrees to hold, and to cause its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold, in strict confidence, with at least the same degree of care that applies to Astronics' confidential and proprietary information pursuant to policies in effect as of the Distribution Date, all Information concerning each such other Group that is either in its possession (including Information in its possession prior to any of the date hereof or the Distribution Date) or furnished by any such other Group or its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and shall not use any such Information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such Information has been (i) in the public domain through no fault of such party or any member of such Group or any of their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives, (ii) later lawfully acquired from other sources by such party (or any member of such party's Group) which sources are not themselves bound by a confidentiality obligation, or (iii) independently generated without reference to any proprietary or confidential Information of the other party.

        (b) Each party agrees not to release or disclose, or permit to be released or disclosed, any such Information to any other Person, except its directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such Information (who shall be advised of their obligations hereunder with respect to such Information), except in compliance with Section 7.9. Without limiting the foregoing, when any Information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each party will promptly after request of the other party either return to the other party all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon).

        Section 7.9 Protective Arrangements.

        In the event that any party or any member of its Group either determines on the advice of its counsel that it is required to disclose any Information pursuant to applicable law or receives any demand under lawful process or from any Governmental Authority to disclose or provide Information of any other party (or any member of any other party's Group) that is subject to the confidentiality provisions hereof, such party shall notify the other party prior to disclosing or providing such Information and shall cooperate at the expense of the requesting party in seeking any reasonable protective arrangements requested by such other party. Subject to the foregoing, the Person that received such request may thereafter disclose or provide Information to the extent required by such law (as so advised by counsel) or by lawful process or such Governmental Authority.

ARTICLE VIII
DISPUTE RESOLUTION

        Section 8.1 Agreement to Arbitrate.

        Except as otherwise specifically provided in this Agreement or in any Ancillary Agreement, the procedures set forth in this Article VIII shall apply to all disputes, controversies or claims (whether sounding in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with this Agreement or any Ancillary Agreement, or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the date hereof), or the commercial or economic relationship of the parties relating hereto or thereto, between or among any member of the Astronics Group, or the MOD-PAC Group. Each party agrees on behalf of itself and each member of its respective Group that the procedures set forth in this Article VIII shall be the sole and exclusive remedy in connection with any dispute, controversy or claim relating to any of the foregoing matters and irrevocably waives any right to commence any Action in or before any Governmental Authority, except as expressly provided in Sections 8.11(c) and 8.12. Each party on behalf of itself and each member of its respective Group irrevocably waives any right to any trial by jury with respect to any claim, controversy or dispute set forth in the first sentence of this Section 8.1. The parties agree that claims filed pursuant to this Arbitration provision may seek direct damages but in no event for such claims shall either party be liable to the other for any incidental, special, reliance, consequential or any other indirect damages or losses (including lost profits or revenues).

        Section 8.2 Best Efforts to Resolve Disputes.

It is the intent of the parties to use their respective reasonable best efforts to negotiate and resolve expeditiously any dispute, controversy or claim between or among them that may arise from time to time on a mutually acceptable negotiated basis.

        Section 8.3 Demand for Arbitration.

        At any time before the Applicable Deadline (as defined below), any party involved in the dispute, controversy or claim may make a written demand (the "Arbitration Demand Notice") that the dispute be resolved by binding arbitration, which Arbitration Demand Notice shall be given to the parties to the dispute, controversy or claim in the manner set forth in Section 11.5. Except as may be expressly provided in any Ancillary Agreement, any Arbitration Demand Notice must be asserted within one year after the later of the occurrence of the act or event giving rise to the underlying claim or the date on which such act or event was, or should have been, in the exercise of reasonable due diligence, discovered by the party asserting the claim (as applicable and as it may in a particular case be specifically extended by the parties in writing, the "Applicable Deadline"). Any discussions, negotiations or mediations between the parties pursuant to this Agreement or otherwise will not toll the Applicable Deadline unless expressly agreed in writing by the parties. Each of the parties agrees on behalf of itself and each member of its Group that if an Arbitration Demand Notice with respect to a dispute, controversy or claim is not given prior to the expiration of the Applicable Deadline, as between or among the parties and the members of their Groups, such dispute, controversy or claim will be barred. Subject to Sections 8.11(c) and 8.12, upon delivery of an Arbitration Demand Notice prior to the Applicable Deadline, the dispute, controversy or claim shall be decided by an Arbitration Panel in accordance with the rules set forth in this Article VIII.

        Section 8.4 Arbitration Panel.

        When an Arbitration Demand Notice is given, the parties involved in the dispute, controversy or claim shall attempt to select a sole arbitrator satisfactory to all such parties. In the event the parties are not able jointly to select a sole arbitrator, such parties shall each appoint an arbitrator within 30 days after delivery of the Arbitration Demand Notice. Only one arbitrator may be appointed for the MOD-PAC Group and the Astronics Group, respectively. In the event that a sole arbitrator is not selected, the two chosen arbitrators, within 30 days after the appointment of the later of them to be appointed, will in turn choose a third arbitrator, and the three arbitrators thus chosen will constitute the arbitration panel.

        Section 8.5 Commencement and Place of Arbitration.

        The sole arbitrator or arbitration panel (as applicable, the "Arbitration Panel") will meet within 30 days of the last appointment to commence the arbitration, which period may be extended upon the agreement of the arbitrators. The Arbitration Panel will set a time for the hearing of the matter which will commence no later than 60 days after the date of the last appointment. The place of any arbitration hereunder will be as agreed upon by the parties, or, if the parties are unable to agree, as set by the Arbitration Panel.

        Section 8.6 Arbitration Hearings.

        The dispute shall be presented to the Arbitration Panel at a hearing by means of written submissions of memoranda and verified witness statements, filed simultaneously, and responses, if necessary in the judgment of the Arbitration Panel or both the parties. If the Arbitration Panel deems it to be appropriate for a fair resolution of the dispute, live cross-examination or direct examination may be permitted. The Arbitration Panel shall actively manage the arbitration with a view to achieving a just, speedy and cost-effective resolution of the dispute, claim or controversy. The arbitration hearing will be no longer than 30 full hearing days, unless in the judgment of the Arbitration Panel the matter is complex and sophisticated and thereby requires a longer time. The Arbitration Panel may set time and other limits on the presentation of each party's case, its memoranda or other submissions, and may refuse to receive any proffered evidence, which the Arbitration Panel find to be cumulative, unnecessary, irrelevant or of low probative nature. Except as otherwise set forth herein, any arbitration hereunder will be conducted in accordance with the rules of the American Arbitration Association. To the extent that the provisions of this Agreement and the prevailing rules of the American Arbitration Association conflict, the provisions of this Agreement shall govern.

        Section 8.7 Arbitration Decision.

        The final decision of the Arbitration Panel will be rendered in writing to the parties not later than 60 days after the last hearing date, unless otherwise agreed by the parties in writing. The decision of the Arbitration Panel will be final and binding on the parties, and judgment thereon may be had and will be enforceable in any court having jurisdiction over the parties. Arbitration awards will bear interest at a rate of 10% per annum from the date of the award.

        Section 8.8 Discovery and Related Matters.

        Any party involved in the applicable dispute may request limited document production from the other party or parties of specific and expressly relevant documents. Any such discovery shall be conducted expeditiously, and it is intended that discovery shall be limited as compared to the provisions of the Federal Rules of Civil Procedure. Depositions shall not occur except by consent of the parties or by order of the Arbitration Panel. Disputes concerning the document production or other discovery will be determined by written agreement of the parties involved in the applicable dispute or, failing such agreement, will be referred to the Arbitration Panel for resolution. All discovery requests will be subject to the proprietary rights and rights of privilege of the parties, and the Arbitration Panel will adopt procedures to protect such rights and to maintain the confidential treatment of the arbitration proceedings (except as may be required by law). Subject to the foregoing, the Arbitration Panel shall have the power to issue subpoenas to compel the production of documents relevant to the dispute, controversy or claim.

        Section 8.9 Arbitration Panel's Authority.

        The Arbitration Panel shall have full power and authority to determine issues of arbitrability and to interpret or construe the applicable provisions of this Agreement or any Ancillary Agreement and to fashion appropriate remedies for breaches of this Agreement (including interim or permanent injunctive relief); provided that the Arbitration Panel shall not have any right or authority (i) in excess of the authority a court having jurisdiction over the parties and the controversy or dispute would have absent these arbitration provisions; (ii) to award incidental, special, reliance, consequential, or other indirect damages (including lost profits or revenues); (iii) to award punitive or treble damages; or (iv) to modify the terms of this Agreement . It is the intention of the parties that in rendering a decision the Arbitration Panel give effect to the applicable provisions of this Agreement and the Ancillary Agreements and follow applicable law (it being understood and agreed that this sentence shall not give rise to a right of judicial review of the arbitrator's award).

        Section 8.10 Confidentiality.

        Except as required by law, the parties agree that the existence and contents of the entire Arbitration, including the award, shall be deemed a compromise of a dispute under Rule 408 of the Federal Rules of Evidence, shall not be discoverable in any proceeding, shall not be admissible in any court (except for the enforcement thereof) or arbitration and shall not bind or collaterally estop either party with respect to any claim or defense asserted by any third party. Except as required by law, the parties shall hold, and shall cause their respective officers, directors, employees, agents and other representatives to hold, the existence, content and result of the arbitration or any mediation in confidence in accordance with the provisions of this Article VIII and except as may be required in order to enforce any award. Each of the parties shall request that any mediator or arbitrator comply with such confidentiality requirement.

        Section 8.11. Certain Additional Matters.

        (a) If a party fails or refuses to appear at and participate in an arbitration hearing after due notice, the Arbitration Panel may hear and determine the controversy upon evidence produced by the appearing party.

        (b) Arbitration costs will be borne equally by each party involved in the matter, except that each party will be responsible for its own attorney's fees and other costs and expenses, including the costs of witnesses selected by such party.

        (c) Prior to the time at which the Arbitration Panel is appointed, any party may seek one or more temporary restraining orders in a court of competent jurisdiction if necessary in order to preserve and protect the status quo. Neither the request for, or grant or denial of, any such temporary restraining order shall be deemed a waiver of the obligation to arbitrate as set forth herein and the Arbitration Panel may dissolve, continue or modify any such order.

        (d) In the event that at any time any member of the Arbitration Panel shall fail to serve as an arbitrator for any reason, the appropriate party or the two party-selected arbitrators, as the case may be, shall select a new arbitrator, in accordance with the procedures set forth in Section 8.4. The extent, if any, to which testimony previously given shall be repeated or may be relied upon based on the stenographic record (if there is one), shall be determined by the replacement arbitrator.

        Section 8.12 Continuity of Performance and Remaining Obligations.

        Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article VIII with respect to all matters not subject to such dispute, controversy or claim.

        Section 8.13 Non-applicability of Article.

        Notwithstanding anything herein to the contrary, this Article VIII shall not apply to the extent provided in any other Ancillary Agreement.

ARTICLE IX
FURTHER ASSURANCES AND ADDITIONAL COVENANTS

        Section 9.1 Further Assurances.

        (a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use its reasonable best efforts, prior to, on and after the Distribution Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

        (b) Without limiting the foregoing, prior to, on and after the Distribution Date, each party hereto shall cooperate with the other party, and without any further consideration, but at the expense of the requesting party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the MOD-PAC Assets and the assignment and assumption of the MOD-PAC Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each party will, at the reasonable request, cost and expense of any other party, take such other actions as may be reasonably necessary to vest in such other party good and marketable title, if and to the extent it is practicable to do so.

        (c) On or prior to the Distribution Date, Astronics and MOD-PAC in their respective capacities as direct and indirect shareholders of their respective Subsidiaries, shall each ratify any actions which are reasonably necessary or desirable to be taken by Astronics, MOD-PAC or any other Subsidiary of Astronics, as the case may be, to effectuate the transactions contemplated by this Agreement. On or prior to the Distribution Date, Astronics and MOD-PAC shall take all actions as may be necessary to approve the stock-based employee benefit plans of MOD-PAC in order to satisfy the requirement of Rule 16b-3 under the Exchange Act.

        (d) The parties hereto agree to take any reasonable actions necessary in order for the Distribution to qualify as a tax-free distribution pursuant to Section 355 of the Code.

        (e) Prior to the Distribution Date, if one or more of the parties identifies any commercial or other service that is needed to assure a smooth and orderly transition of the businesses in connection with the consummation of the transactions contemplated hereby, and that is not otherwise governed by the provisions of this Agreement or any Ancillary Agreement, the parties will cooperate in determining whether there is a mutually acceptable arm's-length basis on which one or more of the other parties will provide such service.

        Section 9.2 Qualification as Tax-Free Distribution.

        After the Distribution Date, neither Astronics nor MOD-PAC shall take, or permit any member of its respective Group to take, any action which could reasonably be expected to prevent the Distribution from qualifying as a tax-free distribution within the meaning of Section 355 of the Code or any other transaction contemplated by this Agreement or any Ancillary Agreement which is intended by the parties to be tax-free from failing so to qualify.

        Section 9.3 Changes in MOD-PAC Stock Ownership Following the Distribution.

        (a) For each proposed Change in MOD-PAC Stock Ownership occurring during the two-year period following the Distribution after which the MOD-PAC Cumulative Ownership Change will exceed 25%, MOD-PAC agrees that prior to consummating such Change in MOD-PAC Stock Ownership it will (i) notify Astronics of such proposed agreement or plan, and (ii) not consummate such agreement or plan unless (A) Astronics shall have obtained a Supplemental Ruling that the consummation of such agreement or plan will not effect the treatment of the Distribution under Section 355 of the Code; or (B) MOD-PAC shall have obtained an opinion of counsel reasonably acceptable to Astronics that the consummation of such agreement or plan will not effect the treatment of the Distribution under Section 355 of the Code; or (C) Astronics shall have waived the requirement to obtain such a ruling or opinion, or (D) MOD-PAC and the other party or parties to the proposed Change in MOD-PAC Stock Ownership shall have agreed to indemnify Astronics, on an after-tax basis, from and against any and all tax liabilities that may be imposed on Astronics as a result of the proposed Change in MOD-PAC Stock Ownership, including, but not limited to, any tax imposed under Section 355(e) of the Code, which indemnification is acceptable to Astronics in its sole discretion.

        (b) If MOD-PAC notifies Astronics of a proposed agreement or plan under this Section 9.3, MOD-PAC and Astronics shall reasonably cooperate to attempt to obtain a ruling from the Internal Revenue Service or opinion of counsel referred to in Section 9.3(a), unless Astronics shall have waived the requirement to obtain such ruling or opinion.

        (c) For all Changes in MOD-PAC Stock Ownership occurring during the two-year period following the Distribution after which the MOD-PAC Cumulative Ownership Change will not exceed 25%, MOD-PAC agrees that within 30 days after entering into an agreement or adopting a plan to consummate such Change in MOD-PAC Stock Ownership, it will notify Astronics of such agreement or plan and provide Astronics with complete details as to how the proposed Change in MOD-PAC Stock Ownership will impact the MOD-PAC Cumulative Ownership Change.

ARTICLE X
TERMINATION

        Section 10.1 Termination.

        This Agreement may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Distribution Date by and in the sole discretion of Astronics without the approval of MOD-PAC, the shareholders of Astronics or any other Person. After the Distribution Date, this Agreement may not be terminated except by an agreement in writing signed by the parties.

        Section 10.2 Effect of Termination.

        In the event of any termination of this Agreement, no party to this Agreement (or any of its Affiliates) shall have any liability of any kind or further obligation to any other party or any other Person as a result thereof.

ARTICLE XI
MISCELLANEOUS

        Section 11.1 Counterparts; Entire Agreement; Corporate Power.

        (a) This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

        (b) This Agreement, and the Ancillary Agreements and the Exhibits, Schedules and Appendices hereto and thereto contain the entire agreement between the parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the parties other than those set forth or referred to herein or therein.

        (c) Astronics represents on behalf of itself and each other member of the Astronics Group and MOD-PAC represents on behalf of itself and each other member of the MOD-PAC Group as follows:

                (i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform each of this Agreement and each other Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby; and

                (ii) this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

        (d) Each party hereto acknowledges that it and each other party hereto is executing certain of the Ancillary Agreements by facsimile, stamp or mechanical signature. Each party hereto expressly adopts and confirms each such facsimile, stamp or mechanical signature made in its respective name as if it were a manual signature, agrees that it will not assert that any such signature is not adequate to bind such party to the same extent as if it were signed manually and agrees that at the reasonable request of any other party hereto at any time it will as promptly as reasonably practicable cause each such Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof).

        (e) Notwithstanding any provision of this Agreement or any Ancillary Agreement, neither Astronics nor MOD-PAC shall be required to take or omit to take any act that would violate its fiduciary duties to any minority shareholders of any non-wholly owned Subsidiary of Astronics or MOD-PAC, as the case may be (it being understood that directors' qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned).

        Section 11.2 Governing Law.

        This Agreement and, unless expressly provided therein, each Ancillary Agreement, shall be governed by and construed and interpreted in accordance with the laws of the State of New York irrespective of the choice of laws principles of the State of New York, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

        Section 11.3 Assignability.

        Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the parties hereto and thereto, respectively, and their respective successors and assigns; provided, however, that no party hereto or thereto may assign its respective rights or delegate its respective obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other parties hereto or thereto.

        Section 11.4 Third Party Beneficiaries.

        Except for the indemnification rights under this Agreement of any Astronics Indemnitee or MOD-PAC Indemnitee in their respective capacities as such, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the parties and are not intended to confer upon any Person except the parties any rights or remedies hereunder, and (b) there are no third party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any third Person with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

        Section 11.5 Notices.

        All notices or other communications under this Agreement or any Ancillary Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person or (b) deposited in the United States mail or private express mail, postage prepaid, addressed as follows:

        If to Astronics, to:

                Astronics Corporation
                1801 Elmwood Avenue
                Buffalo, New York 14207
                Attn: President

        If to MOD-PAC to:

                MOD-PAC Corp.
                1801 Elmwood Avenue
                Buffalo, New York 14207
                Attn: President

        Any party may, by notice to the other party, change the address to which such notices are to be given.

        Section 11.6 Severability.

        If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.

        Section 11.7 Force Majeure.

        No party shall be deemed in default of this Agreement or any Ancillary Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement or any Ancillary Agreement results from any cause beyond its reasonable control and without its fault or negligence, such as acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

        Section 11.8 Publicity.

        Prior to the Distribution, each of Astronics and MOD-PAC shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the Separation, the Distribution or any of the other transactions contemplated hereby and prior to making any filings with any Governmental Authority with respect thereto.

        Section 11.9 Expenses.

        Except as otherwise provided herein, all third party fees, costs and expenses paid or incurred in connection with the Separation and the Distribution will be paid by 50% by Astronics and 50% by MOD-PAC.

        Section 11.10 Headings.

        The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

        Section 11.11 Survival of Covenants.

        Except as expressly set forth in any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and liability for the breach of any obligations contained herein, shall survive the Distribution and shall remain in full force and effect.

        Section 11.12 Waivers of Default.

        Waiver by any party of any default by the other party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default, nor shall it prejudice the rights of the other party.

        Section 11.13 Specific Performance.

        In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the party or parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

        Section 11.14 Amendments.

        No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by any party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the party against whom it is sought to enforce such waiver, amendment, supplement or modification.

        Section 11.15 Interpretation.

        Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires. The terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement (or the applicable Ancillary Agreement) as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement (or such Ancillary Agreement). Article, Section, Exhibit, Schedule and Appendix references are to the Articles, Sections, Exhibits, Schedules and Appendices to this Agreement (or the applicable Ancillary Agreement) unless otherwise specified. The word "including" and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified. The word "or" shall not be exclusive. Unless expressly stated to the contrary in this Agreement or in any Ancillary Agreement, all references to "the date hereof," "the date of this Agreement," "hereby" and "hereupon" and words of similar import shall all be references to December 7, 2002, regardless of any amendment or restatement hereof.

[ SIGNATURE PAGE TO FOLLOW ]

        IN WITNESS WHEREOF, the parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives.

ASTRONICS CORPORATION

By: /s/ Peter J. Gunderman
Name: Peter J. Gunderman
Title: President

MOD-PAC CORP.
By: Daniel G. Keane
Name: Daniel G. Keane
Title: President